                               "PRELIMINARY COPY"
                                  SCHEDULE 14A
                                (RULE 14A - 101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the registrant  [X]
Filed by a party other than the registrant   [ ]

Check the appropriate box:
[X] Preliminary proxy statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               REGAL CINEMAS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------


(2)      Aggregate number of securities to which transactions applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)      Proposed maximum aggregate value of transaction:

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(5)      Total fee paid:

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         [ ] Fee paid previously with preliminary materials:

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         [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

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         (4)      Date Filed:

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
                               "PRELIMINARY COPY"

                                     [Logo]



                               REGAL CINEMAS, INC.
                           7132 COMMERCIAL PARK DRIVE
                           KNOXVILLE, TENNESSEE 37918
                                 (423) 922-1123

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of Shareholders of Regal Cinemas, Inc. (the "Company") will be held at 9:00 a.m., local time, on Thursday, May 1, 1997 at the Company's corporate offices located at 7132 Commercial Park Drive, Knoxville, Tennessee for the following purposes:

     1. To elect three (3) Class I directors to hold office for a term of three (3) years or until their successors are duly elected and qualified;

     2. To consider and act upon a proposal to amend the Company's Restated Charter to increase the number of authorized shares of the Company's Common Stock, no par value, from 50,000,000 to 100,000,000 shares;

     3. To consider and act upon a proposal to amend the Company's 1993 Employee Stock Incentive Plan to increase the number of shares issuable thereunder;

     4. To consider and act upon a proposal to amend the Company's 1993 Outside Directors' Stock Option Plan to (i) increase the number of shares issuable thereunder, and (ii) increase the number of options granted to non-employee directors on the date of each annual meeting of shareholders; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 6, 1997 are entitled to notice of and to vote at the Annual Meeting. Your attention is directed to the Proxy Statement accompanying this notice for a complete statement regarding matters to be acted upon at the Annual Meeting.

                                            By order of the Board of Directors,



                                            R. NEAL MELTON
                                            Secretary

Knoxville, Tennessee
March 20, 1997


================================================================================
WE URGE YOU TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE AND SIGN THE ATTACHED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.
================================================================================

                               REGAL CINEMAS, INC.
                           7132 COMMERCIAL PARK DRIVE
                           KNOXVILLE, TENNESSEE 37918
                                 (423) 922-1123


                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS


     The accompanying proxy is solicited by the Board of Directors of Regal Cinemas, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Company's corporate offices located at 7132 Commercial Park Drive, Knoxville, Tennessee on Thursday, May 1, 1997 at 9:00 a.m., local time, and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about March 20, 1997.

     The purposes of the Annual Meeting are to elect three Class I directors; to consider and act upon a proposal to amend the Company's Restated Charter to increase the number of authorized shares of the Company's Common Stock, no par value, from 50,000,000 to 100,000,000; to consider and act upon a proposal to amend the Company's 1993 Employee Stock Incentive Plan to increase the number of shares issuable thereunder; to consider and act upon a proposal to amend the Company's 1993 Outside Directors' Stock Option Plan to increase the number of options granted to non-employee directors on the date of each annual meeting of shareholders and to increase the number of shares issuable thereunder; and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the three director nominees; FOR the amendment of the Company's Restated Charter; FOR the amendment of the 1993 Employee Stock Incentive Plan; and FOR the amendment of the 1993 Outside Directors' Stock Option Plan.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     Only holders of the Company's common stock, no par value (the "Common Stock"), at the close of business on March 6, 1997 are entitled to vote at the Annual Meeting. On such date, the Company had 33,139,733 issued and outstanding shares of the Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally or by telephone or telecopy. The Company does not anticipate paying any compensation to any other party other than its regular employees for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information furnished to the Company as of March 6, 1997, with respect to any person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock.

                                               Amount and
          Name and Address of             Nature of Beneficial        Percent
           Beneficial Owners                   Ownership             of Class
          -------------------             --------------------       --------
Pilgrim Baxter & Associates, Ltd.            2,103,175(1)              6.2%
Harold J. Baxter
Gary L. Pilgrim
   11255 Drummers Lane
   Suite 300
   Wayne, Pennsylvania 19087

-----------------------
(1) Pilgrim Baxter & Associates, Ltd. ("PBA"), Harold J. Baxter ("Baxter") and Gary L. Pilgrim ("Pilgrim") as a group filed with the Securities and Exchange Commission on or about February 14, 1997, Amendment No. 1 to
     Schedule 13G. Based on information contained in such Schedule 13G, PBA, Baxter and Pilgrim are the beneficial owners of 2,103,175 shares of the Common Stock of the Company, and each has shared voting power and sole dispositive power of such shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of shares of the Common Stock as of March 6, 1997, by (i) each director of the Company; (ii) the executive officers named in the Summary Compensation Table (the "Named Executive Officers"); and (iii) by all directors and executive officers of the Company as a group.

                                            Amount and
          Name and Address of           Nature of Beneficial             Percent
           Beneficial Owners                Ownership(1)                 of Class
           -----------------                ------------                 --------
Michael E. Gellert**                       1,150,985 (2)                   3.5%
J. David Grissom**                           897,347 (3)                   2.7%
Jack Tyrrell**                                96,079 (4)                      *
Michael L. Campbell***                       554,209                       1.7%
R. Neal Melton***                            510,721                       1.5%
Philip D. Borack**                             7,432 (5)                      *
William H. Lomicka**                         208,612 (6)                      *
Herbert S. Sanger, Jr.**                      30,375 (7)                      *
Gregory W. Dunn****                            9,836 (8)                      *
Lewis Frazer III****                          11,466 (9)                      *
Robert A. Engel****                          100,734(10)                      *
R. Keith Thompson****                          4,070(11)                      *
All directors and executive                3,582,283(12)                  10.8%
officers as a group (13 persons)

------------------------
* Indicates ownership of less than one percent of the Company's outstanding Common Stock.
**   Director of the Company.
***  Director and Named Executive Officer.
**** Named Executive Officer.


(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a beneficial owner has the right to acquire within 60 days of March 6, 1997 pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Mr. Gellert is a general partner of Windcrest Partners and, therefore, is deemed to beneficially own the 1,061,170 shares and the 76,315 shares issuable upon the exercise of certain warrants held by Windcrest Partners. Also includes 13,500 shares issuable upon the exercise of outstanding options.
(3) Includes 58,680 shares issuable upon the exercise of certain warrants; 10,125 shares held by Longview Foundation, a not for profit corporation for which Mr. Grissom serves as President; and 13,500 shares issuable upon the exercise of outstanding options. Mr. Grissom disclaims beneficial ownership of the shares held by Longview Corporation. Does not include certain shares owned by Mr. Grissom's wife of which Mr. Grissom disclaims beneficial ownership.

(4) Does not include certain shares owned by Mr. Tyrrell's wife, of which he disclaims beneficial ownership.
(5) Includes 3,375 shares held by Mr. Borack's daughter and 4,057 shares issuable upon the exercise of outstanding options.
(6) Includes 23,455 shares issuable upon the exercise of certain warrants and 13,500 shares issuable upon the exercise of outstanding options.
(7) Includes 16,875 shares held for the benefit of Mr. Sanger by The Trust Co. of Knoxville, Inc., trustee for Wagner, Myers & Sanger, P. C. Money Purchase Pension Plan, and 13,500 shares issuable upon the exercise of outstanding options.
(8) Includes 4,217 shares issuable upon the exercise of outstanding options; 704 shares held by Mr. Dunn's spouse for the benefit of his two children; and 1,105 shares held by his spouse.
(9)  Includes 9,843 shares issuable upon the exercise of outstanding options.
(10) Includes 22,406 shares issuable upon the exercise of outstanding options and 505 shares held by his spouse.
(11) Includes 1,108 shares issuable upon the exercise of outstanding options.
(12) Includes 95,631 shares issuable upon the exercise of outstanding options.


                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Under the terms of the Company's Restated Charter, the members of the Board of Directors are divided into three classes. Each director is selected to serve a three-year term and shall hold office until the annual meeting for the year in which such term expires and until the incumbent director's successor is duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Each class is to consist, as nearly as practicable, of one-third of the total number of directors constituting the Board of Directors. The three directors to be elected at the 1997 Annual Meeting will serve until the Annual Meeting of Shareholders in 2000 (the "Class I" directors), three directors currently serving on the Board will continue to serve until the Annual Meeting of Shareholders in 1998 (the "Class II" directors), and two directors currently serving on the Board will continue to serve until the Annual Meeting of Shareholders in 1999 (the "Class III" directors).

     Unless contrary instructions are received, shares of voting securities of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time it does not have any substitute nominees under consideration.

     The nominees for election shall be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors, but rather each shareholder shall have one vote for each share of Common Stock held by such shareholder for each director.

     The following persons are the nominees for election to serve as Class I directors. All nominees are presently directors of the Company. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

                                 CLASS OF DIRECTOR;
                                 ANNUAL MEETING AT
      NAME OF DIRECTOR           WHICH TERM EXPIRES                        BACKGROUND INFORMATION
----------------------------  ------------------------   ----------------------------------------------------------
Philip D. Borack                      I; 2000            Mr. Borack, 61, has served as a director of the Company
                                                         since December 1989.  Since 1971, Mr. Borack has
                                                         served as President of Tri-State Theatre Service, Inc., a
                                                         motion picture booking and buying agent for independent
                                                         theatres.  Since May 1996, Mr. Borack has served as a
                                                         consultant to the Company.


                                 CLASS OF DIRECTOR;
                                 ANNUAL MEETING AT
      NAME OF DIRECTOR           WHICH TERM EXPIRES                        BACKGROUND INFORMATION
----------------------------  ------------------------   ----------------------------------------------------------
Michael E. Gellert                    I; 2000            Mr. Gellert, 65, has served as a director of the Company
                                                         since March 1990.  Mr. Gellert has served as general
                                                         partner of Windcrest Partners, a New York investment
                                                         partnership since 1967.  From 1958 to 1989, Mr. Gellert
                                                         was associated with Drexel Burnham Lambert and its
                                                         predecessors and served as an Executive Director.  Mr.
                                                         Gellert is a director of Devon Energy Corp., an
                                                         independent energy company, Seacor Holdings, Inc., an
                                                         owner and operator of marine vessels for oil exploration
                                                         and development, Premier Parks, Inc., an owner and
                                                         operator of midsized theme parks, and Humana Inc., a
                                                         health care services company.

William H. Lomicka                    I; 2000            Mr. Lomicka, 60, has served as a director of the
                                                         Company since March 1990.  Since 1989, he has served
                                                         as President of Mayfair Capital, Inc., a private
                                                         investment firm.  From September 1988 through April
                                                         1989, Mr. Lomicka served as acting President of
                                                         Citizens Security Life Insurance Company.  He was
                                                         Secretary of Economic Development of the
                                                         Commonwealth of Kentucky from 1987 to 1988.  From
                                                         1986 to 1987 he was President of Old South Life
                                                         Insurance Company.  Mr. Lomicka serves as a director
                                                         of Vencor, Inc., an operator of an integrated long-term
                                                         healthcare network and Sabratek Corporation, a medical
                                                         products company.

The following five persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and shareholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to the Company by the individuals named.

                                 CLASS OF DIRECTOR;
                                  ANNUAL MEETING AT
      NAME OF DIRECTOR           WHICH TERM EXPIRES                        BACKGROUND INFORMATION
----------------------------  -------------------------  ----------------------------------------------------------
J. David Grissom                      II; 1998           Mr. Grissom, 58, has served as a director of the
                                                         Company since March 1990.  Mr. Grissom is the
                                                         Chairman and founder of Mayfair Capital, Inc., a private
                                                         investment firm founded in 1989.  Prior thereto, he
                                                         served as Chairman and Chief Executive Officer of
                                                         Citizens Fidelity Corporation, a bank holding company,
                                                         from 1978 to 1989 and served as Vice Chairman of PNC
                                                         Bank Corp. from 1987 to 1989.  Mr. Grissom serves as
                                                         a director of Churchill Downs, Inc., LG&E Energy
                                                         Corp., a diversified energy company, and Providian
                                                         Corporation, an insurance holding company.

Herbert S. Sanger, Jr.                II; 1998           Mr. Sanger, 60, has served as a director of the Company
                                                         since March 1990.  Mr. Sanger is a partner in the
                                                         Knoxville, Tennessee law firm of Wagner, Myers &
                                                         Sanger, P.C., and has been a member of the firm since
                                                         November 1986.  Mr. Sanger was an attorney for the
                                                         Tennessee Valley Authority ("TVA") from 1961 to 1986,
                                                         serving as TVA's general counsel from 1975 to 1986.

Jack Tyrrell                          II; 1998           Mr. Tyrrell, 50, has served as a director of the Company
                                                         since March 1991.  Mr. Tyrrell is a general partner of
                                                         Lawrence, Tyrrell, Ortale & Smith, a venture capital
                                                         firm founded in 1985.  He also serves as a general
                                                         partner of Lawrence, Tyrrell, Ortale & Smith II, L.P.,
                                                         Richland Ventures, L.P. and Richland Ventures II, L.P.,
                                                         also venture capital firms.  Mr. Tyrrell serves as a
                                                         director of Premier Parks, an owner and operator of
                                                         midsized theme parks and National Health Investors,
                                                         Inc., a real estate investment trust.

Michael L. Campbell                   III; 1999          Mr. Campbell, 43, founded the Company in November
                                                         1989 and has served as Chairman of the Board, President
                                                         and Chief Executive Officer since its inception.  Prior
                                                         thereto, Mr. Campbell was the Chief Executive Officer
                                                         of Premiere Cinemas Corporation ("Premiere"), which
                                                         he co-founded in 1982, and served in such capacity until
                                                         Premiere was sold in October 1989.  Mr. Campbell is a
                                                         member of the Board of Directors of the National
                                                         Alliance of Theatre Owners and serves on its executive
                                                         board.

                                 CLASS OF DIRECTOR;
                                  ANNUAL MEETING AT
      NAME OF DIRECTOR           WHICH TERM EXPIRES                        BACKGROUND INFORMATION
----------------------------  -------------------------  ----------------------------------------------------------
R. Neal Melton                        III; 1999          Mr. Melton, 37, has served as Vice President Equipment
                                                         and Purchasing, Secretary and a director since 1990.
                                                         Prior to joining the Company, Mr. Melton co-founded
                                                         Premiere with Mr. Campbell and served as Senior Vice
                                                         President, Secretary and a director of Premiere from
                                                         1982 through 1989.


     The Board of Directors held four meetings during the fiscal year ended January 2, 1997. The Board of Directors has Audit and Compensation Committees. The Audit Committee is comprised of Messrs. Lomicka and Tyrrell. The Audit Committee meets with the Company's independent auditors to review the Company's financial statements. It is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Audit Committee held two meetings during fiscal 1996.

     The purpose of the Compensation Committee is to establish, among other things, salaries, bonuses and other compensation for the Company's officers, and to administer the Company's stock option and other employee benefit plans. Messrs. Gellert, Grissom and Sanger comprise the Compensation Committee which met four times during fiscal 1996.

     All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members. The Board of Directors does not have a nominating committee.

                             EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during the last three fiscal years for the Company's Chief Executive Officer and each of the Company's other executive officers whose salary and bonus exceeded $100,000 during fiscal 1996 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                                                                     COMPENSATION
                                                  ANNUAL COMPENSATION                                  AWARDS
                                 -----------------------------------------------------          ---------------------

                                                                                                SECURITIES UNDERLYING
NAME                               FISCAL YEAR        SALARY ($)          BONUS ($)(1)            OPTIONS/SARS (#)
-------------------------        ---------------     ------------         ------------          ---------------------
Michael L. Campbell                   1996             $209,463             $716,988                   150,000
  Chairman, President and             1995             $179,236             $441,252                   112,500
  Chief Executive Officer             1994             $149,397             $261,520                   253,125

Gregory W. Dunn                       1996             $115,358             $130,000                    52,500
  Executive Vice President            1995             $ 87,536             $ 75,000                    61,875
  and Chief Operating Officer         1994             $ 67,406             $ 40,000                    50,625

Lewis Frazer III                      1996             $108,413             $124,950                    45,000
  Executive Vice President,           1995             $ 84,804             $ 70,000                    56,250
  Chief Financial Officer and         1994             $ 69,351             $ 40,000                    70,452
  Treasurer

R. Keith Thompson                     1996             $ 95,568             $ 60,000                    30,000
  Senior Vice President Real          1995             $ 77,033             $ 50,000                    22,500
  Estate and Development and          1994             $ 67,889             $ 25,000                    33,750
  Assistant Secretary

Robert A. Engel                       1996             $ 85,540             $ 55,000                    30,000
  Senior Vice President Film          1995             $ 77,033             $ 45,000                    22,500
  and Advertising                     1994             $ 67,306             $ 30,000                    33,750

R. Neal Melton                        1996             $ 81,103             $ 45,000                    22,500
  Vice President Equipment            1995             $ 77,033             $ 40,000                    22,500
  and Purchasing and Secretary        1994             $ 67,717             $ 30,000                    33,750

------------------

(1) For fiscal year 1996, reflects cash bonus earned in fiscal 1996 and paid the following fiscal year. For fiscal years 1995 and 1994, reflects bonuses earned in the fiscal year indicated and paid in the following fiscal year one-half in cash and one-half in restricted stock purchased in the name of the executive officer. Shares of restricted stock vested on January 2, 1996 and January 2, 1997, one year after the respective grant dates. Restricted stock was awarded as follows: Mr. Campbell - 10,227 shares for fiscal 1995 and 12,789 shares for fiscal 1994; Mr. Dunn - 1,738 shares for fiscal 1995 and 1,957 shares for fiscal 1994; Mr. Frazer - 1,623 shares for fiscal 1995 and 1,957 shares for fiscal 1994; Mr. Thompson -1,159 shares for fiscal 1995 and 1,222 shares for fiscal 1994; Mr. Engel - 1,042 shares for fiscal 1995 and 1,467 shares for fiscal 1994; Mr. Melton -927 shares for fiscal 1995 and 1,467 shares for fiscal 1994. Such shares for fiscal 1995 represent the total aggregate holdings of restricted stock by the Named Executive Officers for fiscal 1995 and had a fair market value of approximately $192,574, $32,727, $30,561, $21,824, $19,621, and $17,455 for
     Messrs. Campbell, Dunn, Frazer, Thompson, Engel and Melton, respectively, based on a price of $18.83, the closing price of the Common Stock on The Nasdaq Stock Market on December 28, 1995 (as adjusted for a three-for-two stock split in September 1996). Such shares for fiscal 1994 represent the total aggregate holdings of restricted stock by the Named Executive Officers for fiscal 1994 and had a fair market value of approximately $146,306, $22,388, $22,388, $13,980, $16,782, and $16,782 for Messrs.
     Campbell, Dunn, Frazer, Thompson, Engel and Melton, respectively, based on a price of $11.44, the closing price of the Common Stock on The Nasdaq Stock Market on December 29, 1994 (as adjusted for three-for two stock splits paid in December 1995 and September 1996). Dividends are paid on all restricted shares to the same extent as on any other shares of Common Stock.

         The following table summarizes certain information regarding stock options issued to the Named Executive Officers during fiscal 1996. No stock appreciation rights ("SARs") have been granted by the Company.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                        ---------------------------------------------
                                     PERCENT OF
                        NUMBER OF      TOTAL
                        SECURITIES    OPTIONS
                        UNDERLYING   GRANTED TO                         POTENTIAL REALIZABLE VALUE
                         OPTIONS     EMPLOYEES   EXERCISE                AT ASSUMED ANNUAL RATES
                         GRANTED     IN FISCAL    PRICE     EXPIRATION  OF STOCK APPRECIATION FOR
NAME                      (#)(1)        1996     ($/SHARE)     DATE           OPTION TERM (2)
-------------------     ----------   ----------  --------   ----------  --------------------------
                                                                           5%($)        10%($)
                                                                        --------------------------
Michael L. Campbell      150,000       15.4%      $25.00     7/15/06     $2,358,341   $5,976,525
Gregory W. Dunn           52,500        5.4%      $25.00     7/15/06     $ 825,419    $2,091,783
Lewis Frazer III          45,000        4.6%      $25.00     7/15/06     $ 707,502    $1,792,957
R. Keith Thompson         30,000        3.1%      $25.00     7/15/06     $ 471,668    $1,195,305
Robert A. Engel           30,000        3.1%      $25.00     7/15/06     $ 471,668    $1,195,305
R. Neal Melton            22,500        2.3%      $25.00     7/15/06     $ 353,751    $  896,478

---------------

(1) All options were granted pursuant to the 1993 Employee Stock Incentive Plan (the "1993 Plan"), have a term of ten years, and vest in one-third increments annually beginning July 15, 1999.
(2) Potential realizable value is calculated from a base stock price of $25.00, the exercise price of the options granted.

     The following table summarizes certain information with respect to stock options issued to the Named Executive Officers pursuant to the Company's Stock Option Plans.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL 1996 YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                                                UNEXERCISED OPTIONS HELD AT           MONEY OPTIONS HELD AT
                                                      JANUARY 2, 1997                   JANUARY 2, 1997(1)
                                                            (#)                               ($)
                                                -------------------------------   ----------------------------
                        SHARES
                     ACQUIRED ON     Value
      NAME           EXERCISE (#)  Realized($)  Exercisable       Unexercisable    Exercisable   Unexercisable
------------------   ------------  -----------  -----------       -------------    -----------   -------------
Michael L. Campbell    137,981     $3,359,680       0                707,214           N/A        $12,811,988
Gregory W. Dunn         32,911      $805,045        0                209,718           N/A        $ 3,412,194
Lewis Frazer III        26,720      $606,962        0                225,143           N/A        $ 3,913,216
R. Keith Thompson       23,416      $581,807        0                113,741           N/A        $ 1,940,211
Robert A. Engel         17,814      $495,289      19,593             129,903        $518,604      $ 2,367,722
R. Neal Melton          36,648      $916,401        0                130,951           N/A        $ 2,555,500

------------

(1) Reflects the market value of the underlying securities at exercise or at $29.75, the closing price on The Nasdaq Stock Market on January 2, 1997, less the exercise price.


INCENTIVE COMPENSATION ARRANGEMENT

     The Compensation Committee of the Board of Directors of the Company has established bonus arrangements for the Named Executive Officers and for the remaining corporate employees of the Company including other officers. These arrangements are established annually by the Compensation Committee and are variable from year to year at the sole discretion of the Compensation Committee and the Board of Directors. Michael L. Campbell's bonus for fiscal 1996 was $716,988, which was paid in cash.

     For fiscal 1996, the Compensation Committee established a bonus pool of 4% of income before provisions for income taxes of which Mr. Campbell received 35% and the remaining corporate employees, including the officers other than Mr. Campbell, received 65%. Each officer's bonus from the available pool is evaluated based upon the Company's and the individual officer's performance. The 1996 bonuses for the Named Executive Officers (excluding Mr. Campbell) and certain of the Company's other officers and corporate employees were paid in cash. For fiscal 1997, the Committee reduced the bonus pool to 3.5% of income before provisions for income taxes, from which all bonuses of corporate employees will be paid, including the President's, which has been reduced from 35% to 28% of the bonus pool. The Compensation Committee may review and adjust that amount, as well as the allocation of the pool among the President and other corporate employees of the Company, based upon events that occur during fiscal 1997 and the recommendation of management.

DIRECTORS' COMPENSATION

     Each non-employee director is reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings and non-employee directors receive stock options pursuant to the 1993 Outside Directors' Stock Option Plan (the "Outside Directors' Plan"). Upon the Company's initial public offering, each non-employee director was granted a one-time option for the purchase of 10,125 shares of the Company's Common Stock. In addition, on the anniversary date of each non-employee director's election, provided the person continues to serve as a director, the non-employee director will receive, provided the amendment to the Outside Directors' Plan is approved by the shareholders, an option for the purchase of 5,000 shares. All options granted under the Outside Directors' Plan will have an exercise price equal to the fair market value of the Common Stock at the date of grant, will vest in one-third increments annually from the date of grant and will have a term of ten years, subject to a non-employee director's continued service as a director.

EMPLOYMENT AGREEMENTS

     Michael L. Campbell and R. Neal Melton are each employed by the Company under an Agreement of Employment and Covenant Not to Compete dated March 17, 1990 (the "Employment Agreements"). Under the Employment Agreements, Messrs. Campbell and Melton, respectively, were employed as President and Chief Executive Officer and Vice President and Secretary for an initial term ended March 31, 1993, with automatically renewable one year terms unless the Company or such officer gives advance written notice of intent not to renew. The Employment Agreements will terminate upon permanent disability and may be terminated by the Company for cause. Upon termination or nonrenewal of their respective Employment Agreements, Messrs. Campbell and Melton have each agreed, for a period of two years, not to become employed, directly or indirectly, by, or to have a financial interest in, any other business engaged in the motion picture theatre business in a manner similar in nature to the business of the Company within a 15 mile radius of any theatre location the Company operates at the time of termination or any location at which the Company has plans or negotiations in progress to develop, open or build a theatre at the time of such termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the Compensation Committee was comprised of Messrs. Gellert, Grissom and Sanger. None of these persons has at any time been an officer or employee of the Company or its subsidiary.

     The law firm of Wagner, Myers & Sanger, P.C. serves as general counsel to the Company, and Mr. Sanger is a member of the firm. For fiscal 1996, the Company paid fees to Wagner, Myers & Sanger, P.C. of $951,751.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's general compensation policies on executive officer compensation are administered by the Compensation Committee (the "Committee") of the Board of Directors but the Committee since its inception has submitted its determinations to the Company's Board of Directors for the Board of Directors' comment and concurrence. All members of the Committee are non-employee directors. These policies are designed to enhance the Company's capability and financial performance by aligning the Company's executive officers' financial interests with those of its shareholders.

     The three components of executive officer compensation are base salary, annual awards under the Company's incentive compensation arrangement and stock option grants. In addition to the Committee's determinations on base salary and the incentive compensation arrangement, the Committee recommends to the Board of Directors the options to be granted to executive officers. All components of executive officer compensation are reviewed for competitiveness in relation to companies in the motion picture exhibition business and the needs and practice of developing companies.

     Base Salary. The Company's executive officers' salaries for fiscal 1996, including Michael L. Campbell's salary, were approved by the Committee (and concurred in by the Board of Directors) on November 17, 1995. At that time, the Committee considered the Company's financial performance, including the favorable relationship of that performance to the Company's Operating Plan for 1995, the increased size of the Company, the responsibilities of each executive officer and the cost of living circumstances of the area in which the Company's principal office is located. In addition, the Committee considered salaries recommended by Mr. Campbell for executive officers other than himself.

Thereafter, the Committee determined Mr. Campbell's salary out of his presence. The Committee's determination included a review of available compensation information for other motion picture exhibition companies, and the Committee believes that the salary levels adopted are consistent with the salary levels of comparable companies.

     Annual Incentive Compensation. The incentive compensation arrangement is considered and approved annually and is designed to provide incentive compensation to selected key employees, including some who are not executive officers, who contribute in a substantial degree to the Company's success, thus providing to them a means of participating in that success and a further incentive for them to contribute to that success.

     The Committee determines the award fund and the awards to be made under the incentive compensation arrangement to employees, including Mr. Campbell, and in doing so considers the awards recommended by Mr. Campbell for employees other than himself. The award fund established in December 1995 for fiscal 1996 for all employees was 4.0% of fiscal 1996 pre-tax income of which Mr. Campbell received 35% and employees other than Mr. Campbell received 65%. The awards payable to the Company's officers for fiscal 1996 were paid in cash. Accordingly, this important component of executive officer compensation was based on the Company's financial performance for fiscal 1996 before the compensation actually became determinable or payable.

     In determining amounts to be awarded to executive officers under the incentive compensation arrangement, the Committee considered a number of factors, including the performance factors described below under "Relationship of Corporate Performance to Executive Compensation," as well as individual performance and achievement. In addition, the Committee reviewed the competitive compensation information described above which indicated that overall the incentive compensation arrangement awards together with base salaries were within the levels of such information. The incentive awards for fiscal 1996 were declared and paid by the Committee on January 2, 1997, as the award fund level established in December 1995 was then clearly determinable.

     Stock Option Grants. The base salary and the cash component of the incentive compensation arrangement awards are tied to employee responsibility and the Company's financial performance. In contrast, the value of the stock options granted to each executive officer is tied directly to the Company's stock price performance.

     Stock options under the 1993 Plan are currently the principal vehicle for payment of long-term incentive compensation tied to stock price performance. The 1993 Plan is designed to give the Committee maximum flexibility in designing stock-based incentive awards for executive officers and employees. Awards under the 1993 Plan may be in the form of stock options (incentive or non-qualified stock options), stock appreciation rights, restricted stock, deferred stock, stock purchase rights and/or other stock-based awards. The Company has no set policy on when stock options should be awarded, although historically the Company has awarded stock options to its executive officers and other employees in each of the fiscal years 1991 through 1996. Awards of stock options have been almost exclusively at then-current market prices or valuations and vest in one-third annual increments beginning the end of the third year following the date of grant.

     During fiscal 1996, the Committee granted options to the executive officers under the 1993 Plan to purchase an aggregate of 352,500 shares of Common Stock at an exercise price of $25.00 per share. These stock options were granted in part to reward the executives for their long-term strategic management of the Company, and to motivate the executives to improve shareholder value by increasing the value of this component of their respective compensation packages. Specific grants to the executive officers, other than options for the purchase of 150,000 shares granted to the Chief Executive Officer, ranged from options to purchase 22,500 shares to 52,500 shares. The Committee believes that the varying levels of grants were appropriate due to different levels of responsibility associated with the executive officers. The grants of different amounts did not reflect a judgment as to different levels of performance and were determined in accordance with the Committee's judgment. In addition, the Committee granted options under the 1993 Plan to purchase 600,250 shares of Common Stock to officers and employees of the Company who are not executive officers, at exercise prices ranging from $22.00 to $29.75 per share.

     Compensation of Chief Executive Officer. The Committee believes that the Chief Executive Officer's compensation is consistent with the Committee's general policies concerning executive compensation and is appropriate in light of the Company's financial objectives and performance. The Chief Executive Officer of the Company is employed pursuant to the terms of an employment agreement between the Company and Mr. Campbell which was entered into in March 1990. The initial term of the agreement was for three years and the agreement automatically renews annually unless the Company or Mr. Campbell gives advance notice of termination. The employment agreement provides for a base salary and a right to participate with other management employees in any bonuses authorized by the Committee and/or the Board of Directors. In addition, the agreement provides for an automobile allowance and for participation in the Company's medical, disability, retirement and all other benefits provided to the Company's employees. The employment agreement also includes a two year noncompetition provision whereby Mr. Campbell has agreed not to become employed, directly or indirectly, by, or to have a financial interest in, any other organization engaged in the motion picture theatre business in a manner similar to that of the Company within a 15 mile radius of any theatre operated by the Company at the time of termination or any location at which the Company has plans or negotiations in progress to develop, open or build a theatre at the time of such termination. Awards of long-term incentive compensation to the Chief Executive Officer are considered concurrently with intermediate and long-term incentive awards to other executive officers and follow the same general policies as such other awards.

     Mr. Campbell's base salary was approximately $209,463 for fiscal 1996. This represented an increase of approximately 16.8% over his fiscal 1995 base salary. Among the factors considered by the Committee in arriving at the salary figure were the relative increases in the Company's other executive officer salaries and the operating performance of the Company in fiscal 1995. It was the Committee's view that Mr. Campbell's experienced leadership was highly instrumental in the planning and execution of the Company's business plan, programs and operations that produced the described favorable results. The Committee also considered his knowledge of, and leadership activities in, the motion picture exhibition business. For fiscal 1996, the Chief Executive Officer's incentive compensation bonus was $716,988 which was paid in cash.

     Mr. Campbell participated on the same basis as other executive officers in the 1993 Plan and was granted options to purchase 150,000 shares, the largest grant made under the 1993 Plan. The Committee determined that the stock option grant to Mr. Campbell was appropriate in light of Mr. Campbell's performance and the Committee's desire to increase the long-term equity-based compensation component of the Chief Executive Officer's compensation package.

     Relationship of Corporate Performance to Executive Compensation. All of the Company's executive officer compensation is directly or indirectly related to corporate performance. The awards under the incentive compensation arrangement are directly contingent on corporate operating performance, and stock option grants are directly impacted by the Company's stock price performance. The maximum amount of the incentive compensation awards is determined solely by the Company's financial performance for the year, and awards are made only after the Company's financial performance has been determined. In determining the amounts that were awarded to the Chief Executive Officer, other executive officers and other employees, the Committee considered as significant the growth, strength and financial performance achieved by a developing company in the competitive motion picture exhibition business. This growth and performance is reflected in the net addition of 252 screens in fiscal 1996 and an increase in net income per share from fiscal 1995 to fiscal 1996 of 50.0%.

     Federal Income Tax Deductibility Limitation on Executive Compensation.
Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and generally disallows a corporate deduction for compensation over $1,000,000 paid to each of the Company's Chief Executive Officer and any of the four other most highly compensated officers.

     The Committee continues to analyze the potential impact of the limitation. Under the regulations, executive compensation pursuant to the Company's stock incentive plans should qualify as "performance based" compensation and therefore be excluded from the $1,000,000 limit. The Company currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because executive officer compensation is presently below the limit and because the Company intends to continue to utilize performance based compensation in future periods.

                                         Michael E. Gellert
                                         J. David Grissom
                                         Herbert S. Sanger, Jr.

PERFORMANCE GRAPH

     The following line graph compares the percentage change in the Company's cumulative shareholder return on its Common Stock with that of The Nasdaq Stock Market Index and a Peer Group Index over the period of time from July 1, 1993 (the initial trading date of the Company's Common Stock) through January 2, 1997. The companies included in the Peer Group Index are AMC Entertainment, Cineplex Odeon Corp., Carmike Cinemas and GC Companies and were chosen on the basis of being publicly held companies primarily engaged in the motion picture exhibition business. The respective returns assume reinvestment of dividends paid.









                         [Insert Performance Graph Here]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until May 1996, the Company obtained film licenses through Tri-State, an independent film booking agency. Philip D. Borack, a director of the Company, is the President and principal shareholder of Tri-State. For fiscal 1996, the Company paid $654,932 to Tri-State for booking fees and associated expenses. The Company has determined to perform film licensing services internally, however, Tri-State will continue to provide consulting services on film recognition and strategy as requested.

     The Board of Directors has adopted a policy which provides that any transaction between the Company and any of its directors, officers or principal shareholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties, and must be approved by a vote of a majority of the disinterested directors of the Company. The Company believes that past transactions have complied with this policy.

        PROPOSAL NO. 2: INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK

     On February 13, 1997, the Board of Directors approved and directed that the shareholders consider an amendment to the Company's Restated Charter to increase the number of shares of Common Stock from 50,000,000 to 100,000,000 shares (the "Charter Amendment"). The following description is qualified in its entirety by the complete text of the proposed Charter Amendment, which is set forth as Exhibit A to this Proxy Statement.

     As of the Record Date, there were 33,139,733 shares of Common Stock issued and outstanding, and an additional 3,451,162 shares reserved under the Company's stock option plans and outstanding warrants. Accordingly, as of the Record Date, a balance of 13,409,105 authorized shares of Common Stock were available for future issuance.

     The Board of Directors believes that it is in the best interests of the Company and all of its shareholders to approve the Charter Amendment. Since its initial public offering, the Company has made five acquisitions the consideration for which consisted partially or entirely of Common Stock and completed two additional public offerings of shares of Common Stock. The proposed amendment would facilitate the completion of other acquisitions and enable the Company to continue to raise capital through equity financings. In addition, in December 1994, December 1995 and September 1996, the Company declared three-for-two stock splits in the form of stock dividends. The Board of Directors believes that such stock dividends have increased the liquidity of the Common Stock, and that the Charter Amendment would give the Company the necessary flexibility to issue Common Stock in connection with additional stock dividends and splits. The Charter Amendment would also allow the Company to issue Common Stock under its employee benefit plans, to align the interests of its directors, officers and key employees with those of its shareholders, and for other general corporate purposes. Any future issuances would be at the discretion of the Board of Directors without the expense and delay incidental to obtaining shareholder approval, except as may be required by applicable law or by the rules of any stock exchange or over-the-counter market on which the Company's securities may then be listed. Except as set forth above, the Company currently has no definitive understanding, arrangement or agreement with respect to the issuance of additional shares of Common Stock.

     The proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board of Directors in a public or private sale, merger, or similar transaction, thereby increasing the number of outstanding shares and diluting the equity interest and voting power of a party attempting to gain control of the Company. Holders of Common Stock have no preemptive rights to subscribe for any additional securities of any class that the Company may issue. The Board of Directors has no present intention, however, of issuing additional shares of Common Stock for such purposes, and the Charter Amendment is not being proposed in response to any effort known by management to acquire control of the Company.

     The Charter Amendment will be approved if the votes cast in favor of the Charter Amendment exceed the votes cast against it. Abstentions and broker non-votes will not be considered in the vote. If this proposal is approved by the requisite number of shareholders at the Annual Meeting, the Charter Amendment will become effective upon the filing of Articles of Amendment to the Restated Charter with the Secretary of State of the State of Tennessee, which filing is expected to take place shortly after the Annual Meeting.

     The Board of Directors recommends a vote FOR approval of the Charter Amendment.

                          PROPOSAL NO. 3: AMENDMENT OF
                       1993 EMPLOYEE STOCK INCENTIVE PLAN

     The Company's 1993 Employee Stock Incentive Plan was originally adopted by the Company's shareholders in June 1993. The 1993 Plan, as amended, authorized 1,027,500 shares of Common Stock for issuance, which number of shares was subsequently increased to a total of 2,311,875 shares as a result of two stock splits effected in the form of stock dividends paid on December 13, 1995 and September 16, 1996. At May 17, 1996 there were insufficient shares of Common Stock available for issuance under the 1993 Plan.

     The Compensation Committee (the "Committee"), which consists entirely of directors who are not officers of the Company, reviewed the Company's stock-based incentive compensation plans and concluded that the number of shares available under the 1993 Plan did not authorize a sufficient number of shares to provide flexibility with respect to stock-based compensation, or to establish appropriate long-term incentives to achieve Company objectives. The Committee and the Board believe that a key element of officer and key employee compensation is stock-based incentive compensation particularly through the award of stock options, and to a lesser extent, restricted stock, which are the only forms of award that have been used in recent years. Stock-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by officers and key employees, thereby providing substantial motivation for superior performance and aligning their interests with shareholders. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to implement long range goals and expansion plans through stock-based compensation strategies which will attract and retain those employees who are important to the long term success of the Company, on May 17, 1996, the Board proposed the adoption, effective as of May 17, 1996 and subject to shareholder approval, of an amendment of the 1993 Plan to increase the number of shares of Common Stock authorized for issuance under the 1993 Plan by 900,000. On February 13, 1997 there were 50,826 shares available for issuance under the 1993 Plan, and, therefore, the Board proposed the adoption of an increase in the amendment to the 1993 Plan, subject to shareholder approval, to increase the number of shares of Common Stock authorized for issuance by an additional 1,000,000 shares. The Committee and Board of Directors believe that the approval of this amendment is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified employees through the use of stock incentives.

     A copy of the proposed amendment is attached as Exhibit B to this Proxy Statement. If approved by shareholders, the amendments will become effective as of the date of their adoption by the Board of Directors.

SUMMARY OF THE AMENDMENT

     The amendment increases the number of shares of Common Stock which may be issued upon the exercise of options or for issuance of SARs, restricted stock awards, or other stock-based awards (as defined in the 1993 Plan, the "Incentive Stock Awards") by 1,900,000 shares, or 5.7% of the 33,139,733 shares of Common Stock outstanding on March 6, 1997. As amended, the 1993 Plan will continue to provide for appropriate adjustment in the number of shares in the event of a stock dividend, recapitalization, merger or the like.

SUMMARY OF MATERIAL PROVISIONS OF THE PLAN

     The following is a summary of the material provisions of the 1993 Plan, as proposed to be amended.

     Shares. The 1993 Plan will be amended to authorize an additional 1,900,000 shares of the Common Stock, approximately 5.7% of the Common Stock outstanding as of March 6, 1997. These shares, in addition to the 2,311,875 shares currently authorized for issuance under the 1993 Plan, will provide an aggregate of 4,211,875 or 12.7% of the Common Stock outstanding as of March 6, 1997. Options and Restricted Stock grants for 3,161,049 shares have been previously granted, of which 849,174 grants are subject to shareholder approval of the amendment. Shares awarded under the 1993 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. If shares subject to an option under the 1993 Plan cease to be subject to such option, or if shares awarded under the 1993 Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1993 Plan.

     Participation. 1993 Plan awards may be made to key employees, including officers, of the Company, its subsidiaries and affiliates, and to consultants thereof, but may not be granted to any director who is a member of the Committee administering the plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. The approximate number of officers and other key employees currently eligible for awards pursuant to the 1993 Plan is 120.

     Administration. The 1993 Plan is administered by a Committee of no less than two non-employee directors appointed by the Board, which Committee is currently the Compensation Committee.

     Awards Under the Plan. The Committee will have the authority to grant the following type of awards under the 1993 Plan: (1) stock options; (2) stock appreciation rights; (3) restricted stock; (4) deferred stock; (5) stock purchase rights; and (6) other stock-based awards.

     1. Stock Options. Incentive stock options ("ISO") and non-qualified stock options may be granted for such number of shares as the Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1993 Plan and/or cash awards outside the 1993 Plan.

     A stock option will be exercisable at such times and subject to such terms and conditions as the Committee will determine and over a term to be determined by the Committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% (110% in the case of certain 10% shareholders) of the fair market value of the Company's Common Stock as of the date of grant and for any nonqualified stock option will be not less than 50% of the fair market value as of the date of grant. Although the 1993 Plan, as previously approved by shareholders, permits the Committee to grant non-qualified stock options exercisable at less than their fair market value on the date of the grant, but not below 50% of such fair market value, the Committee has not done so to date and has no present intention of doing so. Payment of the option price (in the case of an ISO) may be in cash, or, as determined by the Committee, by unrestricted Common Stock having a fair market value equal to the option price. For non-qualified stock options, payment, as determined by the Committee, may also be made in the form of restricted stock or deferred stock.

     Upon termination of an option holder's employment for cause, such employee's stock options will terminate. If employment is involuntarily terminated without cause, stock options will be exercisable for three months following termination or until the end of the option period, whichever is shorter. On the disability or retirement of the employee, stock options will be exercisable within the lesser of the remainder of the option period or three years from the date of disability or retirement. Upon death of an employee, stock options will be exercisable by the deceased employee's representative within the lesser of the remainder of the option period or one year from the date of the employee's death. Unless otherwise determined by the Committee, only options which are exercisable on the date of termination, death, disability, or retirement may be subsequently exercised.

     2. Stock Appreciation Rights. Stock Appreciation Rights ("SARs") may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once an SAR has been exercised, the related portion of the stock option underlying the SAR will terminate.

     Upon the exercise of an SAR, the Committee will pay to the employee in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the option price, multiplied by the number of SARs being exercised.

     In addition to the foregoing SARs, the Committee may grant limited SARs which will be exercisable only in the event of a change in control or potential change in control of the Company as defined in the 1993 Plan. In awarding

SARs or limited SARs, the Committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of the change in control price, as defined in the 1993 Plan.

     3. Restricted Stock. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1993 Plan and/or cash awards outside of the 1993 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

     In making an award of restricted stock, the Committee will determine the periods during which the stock is subject to forfeiture, and may grant such stock at a purchase price equal to or less than the par value of the Common Stock.

     During the restriction period, the employee may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

     Upon the termination of the employee's employment for any reason during the restriction period, all shares of restricted stock either will vest or be subject to forfeiture, in accordance with the terms and conditions established by the Committee at or after grant. During the restriction period, the employee will have the right to vote the restricted stock and to receive any cash dividends. At the time of award, the Committee may require the deferral and reinvestment of any cash dividends in the form of additional shares of restricted stock. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant.

     4. Deferred Stock. Deferred stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1993 Plan and/or cash awards outside of the 1993 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant on a grant of deferred stock may vary from participant to participant.

     During the deferral period as set by the Committee, the employee may not sell, transfer, pledge or assign the deferred stock award. At the end of the deferral period, shares of common stock equal to the number covered by the award of deferred stock will be delivered to the employee.

     5. Stock Purchase Rights. The Committee may grant eligible individuals rights to purchase the Company's Common Stock at (a) the fair market value, (b) 85% of fair market value, (c) book value, or (d) at price between 85% and 100% of fair market value, all values being as of the date of grant. The Committee may condition such rights, or their exercise, on such terms and conditions as it sees fit.

     6. Other Stock-Based Awards. The Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Company's Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs, restricted stock, deferred stock or stock purchase rights and/or cash awards outside of the 1993 Plan. Such awards will be made upon terms and conditions as the Committee may in its discretion provide.

     Change in Control Provisions. If there is a change in control or a potential change in control (as defined in the 1993 Plan), any SARs and limited SARs outstanding for at least six months and any stock options which are not then exercisable will become fully exercisable and vested. Similarly, the restrictions and deferral limitations applicable to restricted stock, deferred stock, stock purchase rights and other stock-based awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock, deferred stock, stock purchase rights and other stock-based awards, will, unless otherwise determined by the Committee in its sole discretion, be cashed out on the basis of the change in control price described below.

     The change in control price will be the highest price per share paid in any transaction reported on The Nasdaq Stock Market, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Committee. A change in control occurs if (1) any person becomes a beneficial owner directly or indirectly of 35% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or (3) during any period of two consecutive years, individuals which at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period. A potential change in control means (1) approval by the shareholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5 % or more of the total voting stock of the Company and the adoption by the Board of a resolution that a potential change in control, as defined in the 1993 Plan, has occurred.

     Amendment. The 1993 Plan may be amended by the Board of Directors, except that the Board may not, without the approval of the Company's shareholders, increase the number of shares available for distribution, change the pricing rule applicable for stock options or purchase rights, change the employees or class of employees eligible to receive awards under the 1993 Plan, or extend the term of the 1993 Plan.

     Adjustment. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other changes in the Company's structure affecting the Common Stock, appropriate adjustments will be made by the Committee, in its sole discretion, in the number of shares reserved under the 1993 Plan and in the number of shares covered by options and other awards then outstanding under the 1993 Plan and, where applicable, the exercise price for awards under the 1993 Plan.

     Federal Income Tax Aspects. The following is a brief summary of the Federal income tax aspects of awards made under the 1993 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

     If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

     2. Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options: (a) no income is realized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. See "Restricted Stock" for tax rules applicable where the spread value of an option is settled in an award of restricted stock.

     3. Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives Common Stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under Non-Qualified Stock Options".

     4. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under
Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under
Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

     5. Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by the Company.

     6. Other Stock-Based Awards. The Federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock, or in a manner not described herein.

AWARD GRANTS UNDER THE PLAN

     The following table shows as to each of the Named Executive Officers, as to all executive officers as a group and as to all other employees as a group, the aggregate number of shares of Common Stock subject to awards under the 1993 Plan since its inception and the weighted average per share option exercise price. No SARs have been granted under the 1993 Plan. As of March 6, 1997, the market value of a share of Common Stock based on the closing price for such stock on The Nasdaq Stock Market on that date was $__________.


                                                                                                   All
                                                                                                Executive      All other
                     Michael L.  Gregory W.    Lewis        R. Keith    Robert A.    R. Neal    Officers as    Employees
                      Campbell     Dunn      Frazer III     Thompson      Engel       Melton      a Group      as a Group
                     ----------  ----------  ----------     --------    ---------    -------    -----------    -----------
STOCK OPTIONS
  Number of shares    676,445     208,875     222,330        113,250     122,195     125,411     1,558,506     1,535,315

Weighted average
  per share exercise
  price............    $12.17      $13.63      $12.64         $12.91      $12.25      $10.77        $12.55        $16.61
RESTRICTED STOCK
  Number of shares     23,016       3,695       3,580          2,381       2,509       2,394        38,645        57,104

CONCLUSION AND RECOMMENDATION

     The Board of Directors believes it is in the best interests of the Company and its shareholders to adopt the amendment to the 1993 Plan to help attract and retain key persons of outstanding competence and to further identify their interests with those of the Company's shareholders generally.

     A majority of the votes of all shares present, represented and entitled to vote is necessary for approval of this proposal. The Board of Directors recommends a vote FOR approval of the amendment to the 1993 Employee Stock Incentive Plan.


     PROPOSAL NO. 4: AMENDMENT OF 1993 OUTSIDE DIRECTORS' STOCK OPTION PLAN

     In order to allow the Company to attract and retain the highest quality of experienced persons as directors and to encourage greater stock ownership by directors to align the interests of directors of the Company more closely with the interests of the Company's shareholders, the Board of Directors recommends for shareholder approval certain amendments to the Outside Directors' Plan.

     The Company's Outside Directors' Plan was originally adopted by the shareholders in June 1993. The Outside Directors' Plan initially authorized for issuance 42,000 shares of Common Stock, which number of shares was subsequently increased to a total of 141,750 as a result of stock splits in the form of stock dividends paid on December 8, 1994, December 13, 1995 and September 16, 1996. At March 6, 1997, there were approximately 20,250 shares of Common Stock available for issuance under the Outside Directors' Plan.

     The Outside Directors' Plan currently provides that each non-employee director shall receive an option grant for the purchase of 3,375 shares of Common Stock on the date of each annual meeting of shareholders. The options have an exercise price equal to the fair market value on the date of grant.

     The Board of Directors at its February 13, 1997 meeting proposed the adoption, subject to shareholder approval, of (i) an amendment to the Outside Directors' Plan to increase the number of shares reserved for issuance pursuant to the exercise of options granted under the Outside Directors' Plan from a maximum of 141,750 shares to 291,750, and (ii) an amendment to increase the number of options granted to each non-employee director on the date of each annual meeting of shareholders from 3,375 to shares 5,000 shares (the "Outside Directors' Plan Amendments"). The Board of Directors believes that the approval of the Outside Directors' Plan Amendments is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified non-employee directors through the use of stock incentives. In making their decision, the Board of Directors also considered that non-employee directors receive no cash compensation from the Company.

     The full text of the Outside Directors' Plan Amendments is attached as Exhibit C to this Proxy Statement. If approved by the shareholders at the Annual Meeting, the Outside Directors' Plan Amendments will become effective immediately.

SUMMARY OF THE OUTSIDE DIRECTORS' PLAN AMENDMENTS

     The Outside Directors' Plan Amendments increase the number of shares of Common Stock which may be issued upon the exercise of options by 150,000 and increase the number of options granted to non-employee directors on the date of each annual shareholders' meeting from 3,375 to 5,000.

SUMMARY OF MATERIAL PROVISIONS OF THE OUTSIDE DIRECTORS' PLAN

     The following is a summary of the material provisions of the Outside Directors' Plan, as proposed to be amended:

     Shares. The Outside Directors' Plan authorizes 291,750 shares of Common Stock for issuance or subject to issuance upon exercise of outstanding awards under the Outside Directors' Plan. Options under the plan are awarded pursuant to a formula: upon the Company's initial public offering, each non-employee director received a one-time option grant to purchase 10,125 shares of Common Stock. In addition, each non-employee director receives on the date of the annual meeting of shareholders an option grant to purchase 5,000 shares of Common Stock. If shares subject to an option under the Outside Directors' Plan cease to be subject to such option, if shares under the Outside Directors' Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distributions under the Outside Directors' Plan.

     Participation. Outside Directors' Plan awards may be made to outside directors of the Company. The Outside Directors' Plan, as amended, imposes no limit on the number of directors to whom awards may be made.

     Administration. The Outside Directors' Plan is administered by the Committee. However, the Committee has no discretion to determine which outside directors will receive options, to set the number of shares subject to option awards or to set the exercise price for an option.

     A stock option shall vest annually in one-third increments beginning on the first anniversary of the date of grant, and the option price shall be the fair market value of the stock on the date of grant. Options expire ten years from the date of grant. Payment of the option price may be made in cash, or, as determined by the Committee, by unrestricted Common Stock having a fair market value equal to the option price.

     Upon termination of a participant's service as a director for cause, as determined by the Committee, such director's stock options will terminate. If service is involuntarily terminated without cause, stock options will be exercisable for one year following termination or until the end of the option period, whichever is shorter. On the death of a director, stock options will be exercisable by his personal representative within the lesser of the remainder of the option period or three years from the date death. Upon the disability of a director, stock options will be exercisable within the lesser of the remainder of the option period or one year from the date of the director's disability.

     Amendments. The Outside Directors' Plan may be amended by the Board of Directors except that the Board may not, without the approval of the Company's shareholders, (i) extend the term of the Outside Directors' Plan; (ii) materially modify the eligibility requirements to receive options under the Outside Directors' Plan; (iii) increase the number of shares of Common Stock which may be issued pursuant to the exercise of options granted under the Outside Directors' Plan; (iv) change the minimum purchase price; or (v) materially increase the benefits accruing to optionees under the Outside Directors' Plan.

     Term. A stock option is not exercisable more than ten years from the date of grant, and no stock option may be granted on or after July 1, 2003.

     Adjustments. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the Company's structure affecting the Common Stock, appropriate adjustments will be made by the Committee, in its sole discretion, in the number of shares reserved under the Outside Directors' Plan in the number of shares covered by options then outstanding under the Outside Directors' Plan and, where applicable, the exercise price for awards under the Outside Directors' Plan.

     Federal Income Tax Aspects. With respect to the non-qualified stock options to be granted pursuant to the Outside Directors' Plan: (i) no income is realized by the participant at the time the option is granted; (ii) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction of the same amount; and (iii) at disposition, any appreciation (or depreciation) after date of exercise is treated as either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

AWARD GRANTS UNDER THE PLAN

     The following table shows as to each of the outside directors, the aggregate number of shares of Common Stock subject to awards under the Outside Directors' Plan since its inception and the weighted average per share option exercise price. As of March 6, 1997, the market value of a share of Common Stock based on the closing price for such stock on The Nasdaq Stock Market on that date was $__________.


                       Philip D.     Michael E.   William H.   J. David     Herbert S.      Jack      All Outside Directors
                        Borack        Gellert      Lomicka      Grissom    Sanger, Jr.     Tyrrell         as a Group
                      -----------   -----------  -----------   --------    -----------     -------    --------------------
STOCK OPTIONS
  Number of Shares      20,250        20,250       20,250        20,250        20,250      20,250           121,500
  Weighted average
     per share exercise
     price..........    $10.33        $10.33       $10.33        $10.33        $10.33      $10.33            $10.33



                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. The executive officers, directors and greater than ten percent shareholders are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors, and greater than ten percent shareholders were in compliance with all applicable filing requirements, except that two transactions for Mr. Engel, one transaction for Mr. Campbell, one transaction for Mr. Dunn, one transaction for Ms. Seagraves, one transaction for Mr. Thompson, and one transaction for Mr. Frazer, were not timely reported. These transactions have been subsequently reported.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P., which was the Company's independent accountant for fiscal 1996, has been selected as the independent public accountants of the Company for fiscal 1997. The Company has been informed that representatives of Coopers & Lybrand L.L.P. plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the shareholders.


                     DEADLINE FOR SUBMISSION TO SHAREHOLDERS
                       OF PROPOSALS TO BE PRESENTED AT THE
                       1998 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal intended to be presented for action at the 1998 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than November 21, 1997 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1998 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.


                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted for the purposes of determining a quorum. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and non-votes will be treated as votes against the proposals presented to the shareholders regarding the amendments to the Company's stock option plans. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. Because the Charter Amendment will be approved if votes for exceed votes against the proposal, abstentions are not considered in that vote.


                                  MISCELLANEOUS

     To avoid unnecessary expense, it is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock they own, to date, sign and return the enclosed proxies promptly.


     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 1997 MAY BE OBTAINED WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO R. NEAL MELTON, SECRETARY, REGAL CINEMAS, INC., 7132 COMMERCIAL PARK DRIVE, KNOXVILLE, TENNESSEE 37918. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST.


Date:  March 20, 1997

                                                                      EXHIBIT A


                  ARTICLES OF AMENDMENT TO THE RESTATED CHARTER
                                       OF
                               REGAL CINEMAS, INC.

     Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the "Articles of Amendment") to its Restated Charter, as amended (the "Restated Charter"):

1.            Name of Corporation.  The name of the Corporation is Regal
     Cinemas, Inc.

2. The first paragraph of Section 5 of the Restated Charter is hereby deleted in its entirety and replaced with the following:

              6. The corporation is authorized to issue two classes of stock in the following number of shares: (i) 100,000,000 shares of common stock, no par value per share (the "Common Stock"), and (ii) 1,000,000 shares of no par value preferred stock (the "Preferred Stock").

3. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on February 13, 1997, and by the Shareholders of the Corporation on May 1, 1997.

4. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.


Date: May __, 1997


                                              REGAL CINEMAS, INC.



                                              By: _________________________
                                                  R. Neal Melton, Secretary

                                                                      EXHIBIT B

                                  AMENDMENT TO

                               REGAL CINEMAS, INC.

                       1993 EMPLOYEE STOCK INCENTIVE PLAN



     Section 3 of the Regal Cinemas, Inc. 1993 Employee Stock Incentive Plan is hereby amended, effective as of the date of approval by the Board of Directors, subject to the approval of the shareholders of Regal Cinemas, Inc. at the 1997 Annual Meeting of Shareholders, as follows:

     1. By deleting the first sentence in its entirety and substituting therefor the following:

                       "The aggregate number of shares of Stock reserved and
              available for distribution under the Plan shall be 4,211,875."

                                                                      EXHIBIT C


                               FIRST AMENDMENT TO

                               REGAL CINEMAS, INC.

                    1993 OUTSIDE DIRECTORS' STOCK OPTION PLAN


     Sections 3 and 4 of the Regal Cinemas, Inc. 1993 Outside Directors' Stock Option Plan is hereby amended, effective May 1, 1997, subject to the approval of the shareholders of Regal Cinemas, Inc. at the 1997 Annual Meeting of Shareholders, as follows:

              1. By deleting the second sentence of Section 3 in its entirety and substituting therefor the following:

                       "In addition, each non-employee director shall
              receive on the date of the annual meeting of shareholders, commencing with the 1997 annual meeting an option grant each for the purchase of 5,000 shares of Stock."

              2. By deleting the first sentence of Section 4 in its entirety and substituting therefor the following:

                       "The aggregate number of shares of Stock for which
              Options may be granted and which may be issued pursuant to the exercise of Options under the Plan shall not exceed 291,750 (as adjusted pursuant to Section 9), which shares may be authorized and unissued or treasury shares."

                                                                     Appendix A


                               "PRELIMINARY COPY"

                               REGAL CINEMAS, INC.


PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 1, 1997.

The undersigned hereby appoints Michael L. Campbell and Lewis Frazer III, and either of them, as proxies, will full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of Regal Cinemas, Inc. to be held at the corporate offices located at 7132 Commercial Park Drive, Knoxville, Tennessee, on Thursday, May 1, 1997 at 9:00 a.m., local time, and any adjournments thereof.


1.  ELECTION OF CLASS I DIRECTORS:

Nominees:  Philip D. Borack, Michael E. Gellert and William H. Lomicka

[ ]  FOR

[ ]  WITHHOLD AUTHORITY (ABSTAIN)

[ ]  _________________________________________
     FOR all nominees except as noted above


2.   AMENDMENT OF CHARTER

         [ ] FOR                    [ ] AGAINST                     [ ] ABSTAIN


3.   AMENDMENT OF 1993 EMPLOYEE STOCK INCENTIVE PLAN

         [ ] FOR                    [ ] AGAINST                     [ ] ABSTAIN


4.   AMENDMENT OF 1993 OUTSIDE DIRECTORS' STOCK OPTION PLAN

         [ ] FOR                    [ ] AGAINST                     [ ] ABSTAIN


5. In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

IMPORTANT: PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF DIRECTORS; FOR THE AMENDMENT OF THE CHARTER; FOR THE AMENDMENT OF THE 1993 EMPLOYEE STOCK INCENTIVE PLAN; AND FOR THE AMENDMENT OF THE 1993 OUTSIDE DIRECTORS' STOCK OPTION PLAN.

Date: ________________, 1997.


PLEASE SIGN HERE AND RETURN PROMPTLY


____________________________________

____________________________________



Please sign exactly as your name appears at left. If shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys should show their full titles. If a corporation is shareholder, the corporate officer should sign in full corporate name and title, such as President or other officer. If a partnership or limited liability company is shareholder, please sign in such organization's name by an authorized person.


____________________________________________________________________________
If you have changed your address, please PRINT your new address on this line.